Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING High Yeild Bond Fund	W&T Offshore, Inc.	06/03/11	Morgan Stanley	ING Bank NV
ING High Yield Bond Fund	Cumulus Media Inc.	04/29/11	JP Morgan	ING Financial Markets
ING High Yield Bond Fund	Eagle Rock Energy Partners	05/24/11	Wachovia Capital Markets LLC	ING Financial Markets
ING Intermediate Bond Fund	Vimpelcom Holdings NV	06/22/11	HSBC Securities	ING Groep NV
ING Intermediate Bond Fund	Vimpelcom Holdings NV	06/22/11	HSBC Securities	ING Groep NV
ING Intermediate Bond Fund	Illinois Tool Works Inc.	08/24/11	Bank of America / Merrill Lynch	ING Financial Markets
ING Intermediate Bond Fund	Illinois Tool Works Inc.	08/24/11	JP Morgan	ING Financial Markets